EXHIBIT 23.2

Consent of Independent Auditors

The Board of Trustees
ProLogis:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31421) of ProLogis of our report dated May 29, 2003 relating to the statements of net assets available for plan benefits of the ProLogis 401(k) Savings Plan and Trust (formerly ProLogis Trust 401(k) Savings Plan) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended and related schedules as of and for the year ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the ProLogis 401(k) Savings Plan and Trust.

KPMG LLP

Denver, Colorado
June 25, 2003